                                                                    EXHIBIT 12.1

                             PAGEMART WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                     THREE MONTHS   NINE MONTHS
                                YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED       ENDED          ENDED
                               DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                   1993         1994          1995          1996          1997          1998 (1)       1998 (1)
                               ------------  ------------  ------------  ------------  ------------  -------------  -------------
Earnings:
  Net loss                     $    (31,121) $    (45,813) $    (53,113) $    (48,598) $    (43,887) $      (8,982) $     (44,485)
  Add:  Amount of
     previously capitalized
     interest amortized                  --            --            --            --            --             56              56
  Add: Fixed charges                  6,538        12,933        30,720        35,041        38,499         10,434          32,357
                               ------------  ------------  ------------  ------------  ------------  -------------   -------------
  Adjusted earnings                 (24,583)      (32,880)      (22,393)      (13,557)       (5,388)         1,508         (12,072)

Fixed charges:
  Interest in
     indebtedness                     5,785        11,209        28,383        32,368        36,672         13,480         38,804
  Amortization of debt
     issuance costs                     159           800         1,052         2,143           844            303            866
  Interest portion
     of rental and
     lease expense                      594           924         1,285           530           983            342            922
                               ------------  ------------  ------------  ------------  ------------  -------------  -------------
  Fixed charges                       6,538        12,933        30,720        35,041        38,499         14,125         40,592

Deficiency of
  earnings available to
  cover fixed charges          $    (31,121) $    (45,813) $    (53,113) $    (48,598) $    (43,887) $     (12,617) $     (52,664)
                               ============  ============  ============  ============  ============  =============  =============

Earnings to fixed charges ratio          --            --            --            --            --           0.11             --

(1) The fixed charge adjustment to earnings excludes $3.7 million and $8.2 million of capitalized interest for the three and nine months ended September 30, 1998.